Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-277639 and 333-215797) on Form S-8 of REV Group, Inc. of our reports dated December 11, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of REV Group, Inc. appearing in this Annual Report on Form 10-K of REV Group, Inc. for the year ended October 31, 2024.

/s/ RSM US LLP

Milwaukee, Wisconsin

December 11, 2024